Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
May 1, 2007	Russ Stolle	John Heskett
The Woodlands, TX	(281) 719-6624	(801) 584-5768
NYSE: HUN

HUNTSMAN RELEASES 2007 FIRST QUARTER RESULTS

IMPROVED PROFITABILITY IN EACH DIFFERENTIATED SEGMENT
AS COMPARED TO FOURTH QUARTER 2006

First Quarter 2007 Highlights

•                  Revenues for the first quarter of 2007 were $2,647.3 million, as compared to $2,656.7 million for the first quarter of 2006.

•                  First quarter 2007 net income was $46.6 million or $0.20 per diluted share as compared to net income of $69.0 million or $0.30 per diluted share for the same period in 2006.  The total of adjusted net income from continuing operations and from discontinued operations for the first quarter of 2007 was $55.9 million or $0.24 per diluted share as compared to $76.2 million or $0.33 for the same period in 2006.

•                  The total of Adjusted EBITDA from continuing operations and from discontinued operations for the first quarter of 2007 was $259.7 million compared to $291.8 million for the same period in 2006.

•                  Adjusted EBITDA for our three differentiated segments increased 34% or $64.9 million as compared to the fourth quarter of 2006.

•                  Unexpected plant outages in Caojing, China and Greatham, U.K. impacted Adjusted EBITDA by an estimated $16.0 million or $0.05 per diluted share.

Summarized earnings are as follows:

	Three months ended March 31,
In millions, except per share amounts	2007	2006
Net income	$46.6	$69.0
Adjusted net income from continuing and discontinued operations	$55.9	$76.2
Diluted income per share	$0.20	$0.30
Adjusted diluted income per share from continuing and discontinued operations	$0.24	$0.33
Adjusted EBITDA from continuing and discontinued operations	$259.7	$291.8

See end of press release for important explanations

Peter R. Huntsman, President and CEO, stated:

“Our results for the first quarter 2007 reflect earnings growth in all three of our differentiated segments.  The Adjusted EBITDA from these core businesses increased 34% from fourth quarter 2006, driven by strong sales volumes growth in our advanced materials, performance specialties and MDI product lines.

“I am pleased with our adjusted diluted earnings per share of 24 cents which was achieved in spite of the negative impact of unplanned production outages at facilities in Caojing, China; Greatham, U.K.; and Port Arthur, Texas.  The Chinese MDI joint venture is in the process of replacing a damaged heat exchanger and expects to complete these repairs and re-start the unit by the end of the second quarter.

“We remain optimistic about general global economic conditions in 2007.  We expect that our Adjusted EBITDA results in the second quarter will modestly improve over those recorded in the first quarter due primarily to the seasonal patterns we typically experience.  Moreover, if the positive trends we are currently experiencing in many of our businesses continue, we would expect that our results in the second half of 2007 would be stronger than the first half of 2007.

“We remain committed to our strategy to specialize our portfolio while at the same time capitalizing on global growth.  While we see weakness in the U.S. housing and automotive markets, we are seeing strong growth in Asia and Europe.”

Huntsman Corporation
Operating Results

	Three months ended March 31,
In millions, except per share amounts	2007	2006
Revenues	$2,647.3	$2,656.7
Cost of goods sold	2,240.0	2,262.9
Gross profit	407.3	393.8
Operating expenses	258.2	195.4
Restructuring, impairment and plant closing costs	12.2	7.7
Operating income	136.9	190.7
Interest expense, net	(73.8)	(86.8)
Loss on accounts receivable securitization program	(5.4)	(2.3)
Equity in income of unconsolidated affiliates	2.2	0.7
Other non-operating expense	(0.9)	(0.3)
Income from continuing operations before income taxes and minority interest	59.0	102.0
Income tax expense	(13.0)	(15.5)
Minority interest in subsidiaries’ income	(0.4)	(0.4)
Income from continuing operations	45.6	86.1
Loss from discontinued operations, net of tax(1)	(1.4)	(17.1)
Extraordinary gain on the acquisition of a business, net of tax(2)	2.4	—
Net income	$46.6	$69.0

Net income	$46.6	$69.0
Interest expense, net	73.8	86.8
Income tax expense	13.0	15.5
Depreciation and amortization	109.2	101.7
Income taxes, depreciation and amortization included in discontinued operations(1)	(0.6)	8.2
EBITDA(3)	$242.0	$281.2

Adjusted EBITDA from continuing and discontinued operations(3)	$259.7	$291.8

Basic income per share	$0.21	$0.31
Diluted income per share	$0.20	$0.30
Adjusted diluted income per share from continuing and discontinued operations(3)	$0.24	$0.33
Common share information:
Basic shares outstanding	220.8	220.6
Diluted shares	233.4	233.1

Diluted shares for adjusted diluted income per share from continuing and discontinued operations	233.4	233.1

See end of press release for footnote explanations

Huntsman Corporation
Segment Results

	Three months ended March 31,
In millions	2007	2006
Segment Revenues:
Polyurethanes	$840.0	$809.1
Materials and Effects	589.6	323.1
Performance Products	551.9	509.9
Pigments	270.2	258.8
Polymers	411.3	423.5
Base Chemicals	132.6	447.3
Eliminations	(148.3)	(115.0)
Total from continuing operations	2,647.3	2,656.7
Discontinued operations(1)	—	531.8
Total	$2,647.3	$3,188.5
Segment EBITDA(3):
Polyurethanes	$118.3	$159.2
Materials and Effects	57.1	34.9
Performance Products	72.1	50.9
Pigments	23.5	33.3
Polymers	10.8	35.2
Base Chemicals	(0.5)	14.8
Corporate and other	(39.3)	(47.1)
Total	$242.0	$281.2
Segment Adjusted EBITDA(3):
Polyurethanes	$118.7	$157.5
Materials and Effects	62.9	37.2
Performance Products	72.2	51.9
Pigments	23.0	35.8
Polymers	15.3	39.3
Base Chemicals	2.9	22.2
Corporate and other	(34.9)	(43.8)
Total from continuing operations	260.1	300.1
Discontinued operations(1)	(0.4)	(8.3)
Total	$259.7	$291.8

See end of press release for footnote explanations

Three Months Ended March 31, 2007 as Compared to Three Months Ended March 31, 2006

Revenues for the three months ended March 31, 2007, decreased slightly to $2,647.3 million, from $2,656.7 million during the same period in 2006.  Revenues increased in our Polyurethanes and Performance Products segments due primarily to higher sales volumes.  Revenues increased in our Materials and Effects segment primarily due to the acquisition of our textile effects business in June 2006.  Revenues increased in our Pigments segment due to higher average selling prices and higher sales volumes.  Revenues decreased in our Polymers segment primarily due to lower average selling prices.  Revenues decreased in our Base Chemicals segment primarily due to the continuing outage at our Port Arthur, Texas olefins manufacturing facility and the divestiture of certain of our U.S. butadiene and MTBE assets.

For the three months ended March 31, 2007, EBITDA decreased to $242.0 million, from $281.2 million in the same period in 2006.  Total Adjusted EBITDA from continuing and discontinued operations for the three months ended March 31, 2007 was $259.7 million, a decrease from $291.8 million for the same period in 2006.

Polyurethanes

The increase in revenues in the Polyurethanes segment for the three months ended March 31, 2007 compared to the same period in 2006 was primarily due to higher sales volumes, partially offset by lower average selling prices.  MDI sales volumes increased 5% primarily as the result of strong growth in Asia and Europe partially offset by lower demand in the Americas.  MDI average selling prices increased 2% primarily due to the strength of major European currencies versus the U.S. dollar.  In local currencies, average selling prices were lower in Asia and Europe and relatively unchanged in the Americas.  MTBE sales volumes and selling prices decreased due to reduced U.S. demand as a result of changes in U.S. legislation.

The decrease in EBITDA in the Polyurethanes segment was primarily the result of lower MTBE margins due to lower average selling prices and higher raw material costs as well as lower MDI margins resulting from higher raw material costs and expenses related to the ongoing outage at the China joint venture facility.  The temporary shutdown of the China joint venture facility, which is undergoing repairs to replace a damaged heat exchanger, resulted in incremental expenses of approximately $12 million during the first quarter of 2007.

Materials and Effects

The increase in revenues in the Materials and Effects segment for the three months ended March 31, 2007 compared to the same period in 2006 was primarily due to the acquisition of the textile effects business on June 30, 2006.  The textile effects business contributed $242.7 million in revenue for the three months ended March 31, 2007, while the advanced materials business contributed $346.9 million revenues for the same period, an increase of $23.8 million or 7% as compared to 2006.  The increase in advanced materials revenues was primarily the result of a 10% increase in average selling prices partially offset by a 2% decrease in sales volumes.

The increase in EBITDA in the Materials and Effects segment was primarily due to the acquisition of the textile effects business on June 30, 2006.  The textile effects business contributed $13.1 million of EBITDA for the three months ended March 31, 2007, while the advanced materials business contributed $44.0 million for the same period, an increase of $9.1 million or 26%.  The increase in EBITDA in the advanced materials business was primarily due to higher margins resulting from higher average selling prices discussed above.  During the three months ended March 31, 2007, the Materials and Effects segment recorded restructuring and plant closing costs of $5.8 million compared to $2.3 million for the comparable period in 2006.

Performance Products

The increase in revenues in the Performance Products segment for the three months ended March 31, 2007 compared to the same period in 2006 was the result of a 10% increase in sales volumes partially offset by a 2% decrease in average selling prices.  Higher sales volumes were primarily attributable to additional ethylene by-product sales and increased volumes in our performance specialties and certain of our performance intermediates products.  Average selling prices decreased primarily due to lower raw materials costs and changes in product mix.

The increase in EBITDA in the Performance Products segment was primarily due to increased sales volumes discussed above and lower raw materials costs during the three months ended March 31, 2007 as compared to the same period in 2006.

Pigments

The increase in revenues in the Pigments segment for the three months ended March 31, 2007 compared to the same period in 2006 was primarily due to a 3% increase in average selling prices and a 2% increase in sales volumes.  Average selling prices increased primarily due to the strength of major European currencies versus the U.S. dollar, partially offset by lower local currency average selling prices in Europe and North America.  Sales volumes increased primarily due to strong customer demand in Latin America, Middle East and Africa.

The decrease in EBITDA in the Pigments segment was primarily due to lower local currency average selling prices discussed above and lower production volumes due to a maintenance outage at our Greatham, U.K. facility.

Polymers

The decrease in revenues in the Polymers segment for the three months ended March 31, 2007 compared to the same period in 2006 was primarily the result of an 8% decrease in average selling prices primarily in our polyethylene product line.  Sales volumes increased 5% as compared to the 2006 period due to improved demand.

The decrease in EBITDA in the Polymers segment was primarily the result of lower margins, driven primarily by lower average selling prices.  During the three months ended March 31, 2007 the Polymers segment recorded restructuring, impairment and plant closing costs of $6.8 million as compared to charges of $3.5 million for the same period in 2006.

On February 15, 2007 we entered into an agreement with Flint Hills Resources, LLC to sell the majority of the assets that comprise our Polymers segment.

Base Chemicals

The decrease in revenues in the Base Chemicals segment for the three months ended March 31, 2007 compared to the same period in 2006 was primarily the result of the continuing outage at our Port Arthur, Texas olefins manufacturing facility and the divestiture of certain of our U.S. butadiene and MTBE assets in 2006.

The decrease in EBITDA in the Base Chemicals segment was primarily the result of the continuing outage at our Port Arthur, Texas olefins manufacturing facility and the divestiture of certain of our U.S. butadiene and MTBE assets.  During the three months ended March 31, 2007, EBITDA was negatively impacted by an estimated $21 million related to the outage at the Port Arthur, Texas olefins facility.

On February 15, 2007 we entered into an agreement with Flint Hills Resources, LLC to sell the assets that comprise the Base Chemicals segment.

Corporate and Other

Corporate and other items include unallocated corporate overhead, loss on the sale of accounts receivable, unallocated foreign exchange gains and losses, losses on the early extinguishment of debt, other non-operating income and expense, minority interest, unallocated restructuring costs, and the extraordinary gain on the acquisition of a business.  In the first quarter of 2007, the total of these items improved by $7.8 million compared to the 2006 period.  The improvement primarily resulted from lower general and administrative costs as well as a $2.4 million extraordinary gain related to the acquisition of the textile effects business and $2.3 million in lower pension costs.  Partially offset by a higher loss on the sale of accounts receivable largely due to the expanded size of our securitization program.

Income Taxes

In the first quarter 2007, we recorded $13.0 million of income tax expense as compared to $15.5 million of income tax expense in the comparable period of 2006.  Our effective tax rate on an adjusted basis was 22% as compared to 15% in the prior year period.  We expect our full year 2007 adjusted effective tax rate to be approximately 20%.

Liquidity, Capital Resources and Outstanding Debt

During the quarter we took advantage of improved credit metrics and credit ratings to further strengthen and improve our capital structure.  On February 28, 2007 we completed a $147 million add-on offering of 7.875% senior subordinated notes due 2014 which were issued at a premium to yield approximately 7.01%, the net proceeds of which were used to redeem all of our remaining 10.125% subordinated notes due 2009.  In addition, on April 19, 2007, we completed an amendment to our senior credit facilities that eliminated various covenants and improved our flexibility under these facilities.

As of March 31, 2007, we had approximately $674 million in combined cash and unused borrowing capacity.  Our liquidity decreased during the three months ended March 31, 2007 due to a voluntarily repayment of $75 million on our term loan.  In addition, during the first quarter we also experienced an increase in net working capital primarily due to increased revenues and volumes.

Subject to receipt of required regulatory approvals and other customary closing conditions, we expect to complete the sale of our U.S. Base Chemicals and Polymers businesses by the fourth quarter of 2007 following the successful re-start of our Port Arthur, Texas olefins facility.  We intend to use net proceeds from the sale to repay debt and decrease the capacity of our accounts receivable securitization facility.   Also upon the successful start up of our olefins facility, we expect to receive an additional $70 million in proceeds from Texas Petrochemicals, L.P. relating to the sale of our U.S. butadiene and MTBE business that was completed in June of 2006.  In 2007, we expect to record net asset impairment pre-tax charges related to the sale of these businesses of approximately $270 million.

With respect to the Port Arthur, Texas fire damage, during the quarter ended March 31, 2007 we executed a sworn statement in proof of loss with our insurance carriers to receive additional insurance recovery advances of $100 million (in addition to the $150 million already received prior to December 31, 2006) of which $58.5 million was received as of March 31, 2007. The majority of the remaining $41.5 million was received in April 2007.  We expect to receive additional insurance proceeds associated with this claim during 2007.

For the three months ended March 31, 2007, total capital expenditures were approximately $131 million compared to $104 million for the same period in 2006.  The increase in capital spending is primarily attributable to the spending associated with the rebuild of the Port Arthur, Texas olefins facility which totaled approximately $44 million in the first quarter of 2007.

Excluding capital expenditures to repair our Port Arthur, Texas olefins facility of approximately $100 million, we expect to spend approximately $550 million in capital expenditures in 2007.

Below is our outstanding debt:

	March 31,	December 31,
In millions	2007	2006
Debt:(5)
Senior Secured Credit Facilities	$1,746.6	$1,711.2
Secured Notes	294.1	294.0
Unsecured Notes	198.0	198.0
Subordinated Notes	1,241.2	1,228.3
Other Debt	214.9	213.8
Total Debt	3,694.8	3,645.3
Total Cash	143.5	263.2
Net Debt	$3,551.3	$3,382.1

Huntsman Corporation

Reconcilation of Adjustments

			Net Income (Loss) Available		Diluted Income (Loss)
	EBITDA		To Common Stockholders		Per Share
	Three months ended March 31,		Three months ended March 31,		Three months ended March 31,
In millions, except per share amounts	2007	2006	2007	2006	2007	2006
GAAP	$242.0	$281.2	$46.6	$69.0	$0.20	$0.30
Adjustments:
Loss on accounts receivable securitization program	5.4	2.3	—	—	—	—
Loss on early extinguishment of debt	1.4	—	0.9	—	0.00	—
Other restructuring, impairment and plant closing costs	12.2	7.7	11.6	7.1	0.05	0.03
Gain on dispositions of assets(4)	(0.5)	—	(1.9)	—	(0.01)	—
Loss from discontinued operations, net of tax(1)	2.0	8.9	1.4	17.1	0.01	0.07
Extraordinary gain on the acquisition of a business, net of tax(2)	(2.4)	—	(2.4)	—	(0.01)	—
Adjusted continuing operations	$260.1	$300.1	$56.2	$93.2	$0.24	$0.40
Discontinued operations	$(2.0)	$(8.9)	$(1.4)	$(17.1)	$(0.01)	$(0.07)
Restructuring, impairment and plant closing costs	—	0.1	—	0.1	—	0.00
Loss on sale	1.6	—	1.1	—	0.00	—
Loss on accounts receivable securitization	—	0.5	—	—	—	—
Adjusted discontinued operations(1)	$(0.4)	$(8.3)	$(0.3)	$(17.0)	$(0.00)	$(0.07)
Total - adjusted continuing and discontinued operations	$259.7	$291.8	$55.9	$76.2	$0.24	$0.33

See end of press release for footnote explanations

Conference Call Information

We will hold a telephone conference to discuss our first quarter results on Tuesday May 1, 2007 at 11:00 a.m. ET.

Call-in number for U.S. participants:	(800) 798-2864
Call-in number for international participants:	(617) 614-6206
Participant access code:	64806452

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

The conference call will be available for replay beginning May 1, 2007 and ending May 8, 2007.

Call-in numbers for the replay:

Within the U.S.:	(888) 286-8010
International:	(617) 801-6888
Access code for replay:	74945960

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  Accordingly, there can be no assurance the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

(1)             On December 29, 2006, we completed the sale of our European petrochemicals business to SABIC.  On July 6, 2005 we completed the sale of our toluene di-isocyanate (TDI) business to BASF.

(2)             On June 30, 2006, we acquired the global textile effects business of Ciba Specialty Chemicals Inc. for approximately $172.1 million.  Because the fair value of acquired current assets less liabilities assumed exceeded the acquisition price and planned restructuring costs the excess was recorded as an extraordinary gain on the acquisition of a business.  During the three months ended March 31, 2007 an additional extraordinary gain of $2.4 million was recorded, of which taxes were not applicable.

(3)             We use EBITDA, adjusted EBITDA from continuing operations, adjusted EBITDA from discontinued operations, adjusted net income from continuing operations and adjusted net income from discontinued operations. We believe that net income (loss) available to common stockholders is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, adjusted EBITDA from continuing operations and adjusted net income from continuing operations. We believe that income (loss) from discontinued operations is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to adjusted EBITDA from discontinued operations and adjusted net income from discontinued operations. Additional information with respect to our use of each of these financial measures follows.

EBITDA is defined as net income before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) available to common stockholders is set forth in the operating results table above.

Adjusted EBITDA from continuing operations is computed by eliminating the following from EBITDA:  gains and losses from discontinued operations; restructuring, impairment and plant closing (credits) costs; losses on the sale of accounts receivable to our securitization program; losses from early extinguishment of debt; extraordinary gain on the acquisition of a business; and gain on dispositions of assets.  The reconciliation of adjusted EBITDA from continuing operations to EBITDA is set forth in the reconciliation of adjustments table above.

Adjusted EBITDA from discontinued operations is computed by eliminating from income (loss) from discontinued operations: income taxes; depreciation and amortization; restructuring, impairment and plant closing (credits) costs; losses on the sale of accounts receivable to our securitization program; and loss on the sale of assets. The following table provides a reconciliation of adjusted EBITDA from discontinued operations to income (loss) from discontinued operations:

	Three months ended March 31,
	2007	2006
Loss from discontinued operations, net of tax	$(1.4)	$(17.1)
Income tax benefit	(0.6)	(7.1)
Depreciation and amortization	—	15.3
EBITDA from discontinued operations	(2.0)	(8.9)
Restructuring, impairment and plant closing costs	—	0.1
Loss on sale	1.6	—
Loss on accounts receivable securitization	—	0.5
Adjusted EBITDA from discontinued operations	$(0.4)	$(8.3)

Adjusted net income from continuing operations is computed by eliminating the after tax impact of the following from net income (loss) available to common stockholders: loss (income) from discontinued operations; restructuring, impairment and plant closing (credits) costs; losses on the early extinguishment of debt; extraordinary gain on the acquisition of a business; and gain on dispositions of assets. The reconciliation of adjusted net income from continuing operations to net income (loss) available to common stockholders is set forth in the reconciliation of adjustments table above.

Adjusted net income from discontinued operations is computed by eliminating the after tax impact of the following from income (loss) from discontinued operations: restructuring, impairment and plant closing (credits) costs; and loss on the sale of assets.  The reconciliation of adjusted net income from discontinued operations to net income (loss) available to common stockholders is set forth in the reconciliation of adjustments table above.

(4)             On January 4, 2007 we sold the assets comprising our Australia polyester resin business for approximately $15.8 million.  During the first quarter 2007 we recognized a net of tax gain of $4.1 million, the income tax impact of which was nil.  On February 15, 2007 we announced that definitive documents had been signed with Flint Hills Resources, LLC to sell our U.S. Base Chemicals and Polymers assets.  During the first quarter 2007 we recognized net of tax expense related to the disposition of these assets of $2.2 million, the income tax impact of which was $1.4 million.

(5)             Excludes $457 million and $443 million of off-balance sheet financing obtained under our accounts receivable securitization program as of March 31, 2007, and December 31, 2006, respectively.